Exhibit 10(aa)(5)

AMENDMENTS TO THE

ALCOA SUPPLEMENTAL PENSION PLAN FOR SENIOR EXECUTIVES

Pursuant to Section 5.1 of Alcoa Supplemental Pension Plan for Senior Executives (“Plan”), which provides that the Plan may be amended in whole or in part at any time, the Plan is revised as follows:

1.	Section 1.1 M. (3), “Plan Benefits,” of the Plan is amended by adding the following to the end thereof:

Effective at the close of business on December 31, 2011, Plan I, Rule IC was amended to stop future accruals of age and service for purposes of calculating the amount of a 70/80 Retirement or a Rule of 65 Retirement for any Participant in a job grade 19 or above on October 1, 2012. Effective January 1, 2012, this Plan is amended to provide accruals for a 70/80 Retirement for age and service accrued on or after January 1, 2012, including any applicable Supplemental Pension (as such terms are described under Plan I, Rule IC), for any such impacted Participant who meets the age, service and other contingent eligibility requirements for such Retirement and Supplement on or after that date under this nonqualified Plan; subject to any offset for 70/80 Retirement payments made under Rule IC (including an offset for any 70/80 Retirement benefit provided due to a Change in Control).

2.	Section 1.1 O. definition of “Surviving Spouse,” of the Plan is amended by adding the following to the end thereof:

For any Participant under this Plan retiring on or after January 1, 2012, the term Surviving Spouse in the Plan will include a Surviving Domestic Partner as defined in Alcoa Retirement Plan I and designated as a beneficiary under Alcoa Retirement

Plan I.

3.	In all other respects, the Plan is ratified and confirmed.

11-12 Supp. Pension for Sr. Execs.